EXHIBIT 3.05

ARTICLES SUPPLEMENTARY

(Under Section 2-208 of the Maryland General Corporation Law)

United Dominion Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

     FIRST: Under the authority contained in the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation has classified and designated 20,000,000 unissued shares of the Preferred Stock of the Corporation as the same number of unissued shares of Series F Preferred Stock. A description of the said Series F Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set by the Board of Directors of the Corporation, is as follows:

     “Section 5.4(e) Series F Preferred Stock.

          (i) Designation and Number. A series of the preferred stock, designated the “Series F Preferred Stock” (the “Series F Preferred”), is hereby established. The number of shares of the Series F Preferred shall be 20,000,000.

          (ii) Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Corporation, the Series F Preferred shall rank junior to Common Stock and any other class or series of capital stock of the Corporation.

          (iii) Dividends.

               (A) The Series F Preferred is not entitled to receive dividends.

               (B) The Series F Preferred shall not be entitled to participate in the earnings or assets of the Corporation.

          (iv) Liquidation Rights. Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series F Preferred then outstanding shall not be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders. The holders of the Series F Preferred as such shall have no right or claim to any of the assets of the Corporation.

          (v) Voting Rights. Except as otherwise required by law or provided in this Charter, and subject to the express terms of any series of Preferred Stock, each share of Series F Preferred shall entitle the holder thereof to one vote for each share of Series F Preferred held by such holder on each matter submitted to a vote at a meeting of the stockholders of the Corporation upon which holders of Common Stock are entitled to vote. The holders of Series F Preferred shall be entitled to receive notice of all meetings of the stockholders of the Corporation at which the holders of Common Stock are entitled to such notice.

          (vi) Conversion of Series F Preferred. The Series F Preferred is not convertible into or exchangeable for any other property or securities of the Corporation.

          (vii) Redemption of Series F Preferred. The holders of Series F Preferred shall not have any right to redeem the Series F Preferred. Each share of Series F Preferred shall automatically be redeemed by the Corporation for no consideration without notice to its holder and without further action by the Corporation in the event that either (A) the Partnership Unit (as defined in that certain Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of February 23, 2004) or (B) the Limited Partnership Interest (as defined in that certain Second Amended and Restated Agreement of Limited Partnership of Heritage Communities L.P., dated as of September 18, 1997) underlying such share of Series F Preferred is no longer outstanding.”

     SECOND: The Series F Preferred has been classified and designated by the Board of Directors of the Corporation under the authority contained in the Charter.

     THIRD: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

     FOURTH: These Articles Supplementary shall become effective upon acceptance for record by the SDAT.

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IN WITNESS WHEREOF, these Articles Supplementary are hereby signed for and on behalf of the Corporation by its Executive Vice President and Chief Financial Officer, who hereby acknowledges that said Articles Supplementary is the act of said Corporation and hereby states under the penalties of perjury that the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects to the best of his knowledge, information, and belief, and said Articles Supplementary are hereby witnessed by the Secretary of the Corporation.

Executed on this 4th day of May, 2005.

United Dominion Realty Trust, Inc.
By:	/s/ Christopher D. Genry
Christopher D. Genry
Executive Vice President and Chief Financial Officer

Witness: May 4, 2005
/s/ Mary Ellen Norwood
Mary Ellen Norwood
Secretary

Please return to:
Morrison & Foerster LLP
370 17th Street
Suite 5200
Denver, Colorado 80202
Attn: Warren L. Troupe, Esq.